Exhibit 10.38

Employment Agreement

between

Bluehill ID AG

and

Mr. John Rogers

Table of contents

1.	Introduction	1

2.	Duties	1

3.	Remuneration	2

4.	Continued Payment of Salary in Case of Illness or Accident	2

5.	Insurance	3

6.	Vacation	3

7.	Accessory Activity	3

8.	Obligation to Secrecy	3

9.	Restraint of Competition	4

10.	Penalties	4

11.	Duration and Termination of Employment	5

12.	Return of Documents and other Objects	5

13.	Miscellaneous	5

THIS AGREEMENT is made and entered into as of 5 January 2009 by and between

John Rogers, born on February 10th 1964 in Dublin, Ireland having his personal address at Chemin des Mélampyres 18, CH-1805 Jongny, Switzerland, hereinafter referred to as “Employee”

and

Bluehill ID AG, having its registered office at Dufourstrasse 121, CH-9001 St. Gallen, a company duly registered in the commercial register in St. Gallen under CH-320.3.061.004-0/, represented by the Ayman S. Ashour, hereinafter referred to as “Employer”.

1.	Introduction

Employee has been involved for many years in various senior positions in the RFID industry.

2.	Duties

Employee shall act as Chief Integration Officer in charge of integration and transition of newly acquired subsidiaries of Bluehill ID AG. He shall be responsible for handling the post closing aspects of the acquisition agreements and for transitioning the acquired companies into Bluehill ID AG’s culture including major projects such as divestiture or closure of certain units and merging with other Bluehill ID AG units. The Employee will be responsible for managing acquired companies and at times other Bluehill ID AG subsidiaries until the completion of the transition and integration process. The Employee will also be responsible for opening and closing balance sheets. Furthermore, Employee shall have the position of an Executive Vice President of the Employer.

2.1	The rights and duties of the Employee result from the law and from this Employment Agreement. The Employee reports directly to the COO/CFO of Bluehill ID AG. The Employee will work and interface directly with the CEO and other members of the management team if and when required.

2.2	Employee shall make his full and entire working capacity available to Employer, with the exception of current supervisory board position in Irish company (reference section 7 on accessory activity). He will not be subject to specific working hours, but he will be at Employer’s disposal at all and any times if, and to the extent that, the interest of Employer will require. Employee is also available for other tasks within the Group. When adjusting the scope of his tasks, Employer shall pay due regard to the abilities and interests of Employee.

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3.	Remuneration

3.1	Base Salary: Employee shall receive a fixed annual gross salary of CHF 150,000 as remuneration for his activity. The annual salary shall be disbursed in 12 (twelve) equal monthly payments, due at the end of each calendar month, withholding the deductions prescribed by law. Additional work and overtime hours, as well as weekend and holiday working are compensated by this annual salary.

3.2	Bonus: Employer shall grant to Employee – based on EBIT growth (organic and acquisitive) allowing for 100% of the annual gross salary to be obtained, payable 50% in cash and 50% in shares with 36 months lock up or deferral. Bonus shall be payable within one month of the Bluehill ID Group’s audit accounts being available.

3.3	Peak Bonus: Peak Bonus on achieving further EBIT and share price growth figures in 36 months options, vest after 12 months, equivalent in number to salary and bonus in Euro. The option shall be calculated according to applicable bonus plan for senior executives of the Group (Exhibit 2).

3.4	Remuneration payable in shares: the number of shares shall be calculated on the basis of the average closing price of the Bluehill ID AG shares of the thirty trading days preceding the date when such remuneration is due and payable. These Bluehill ID AG shares will be subject to a 36 months lock up restriction or deferral within the sole discretion of the Employer from the date when such remuneration is due and payable.

3.5	Social security contributions: The Employee’s share of social security payments in accordance with Swiss law (AHV/IV, ALV, UVG, BVG) and pension fund contributions shall be deducted from the Employee’s remuneration.

3.6	Employer shall reimburse Employee for travel expenses on the basis of the applicable maximum flat tax rates. The costs for travelling by train or by air are reimbursed against individual receipt. The same applies for accommodation costs; hotel categories must be reasonable.

4.	Continued Payment of Salary in Case of Illness or Accident

4.1	In case Employee is prevented from his activity, he shall immediately inform Employer about the reason for and the estimated period of his incapacity.

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4.2	In case the Employee is prevented from his activity not due to his own fault, the Swiss legal provisions (Art. 324a and 324b Swiss Code of Obligations) shall apply with the following amendments: in case of sickness or accident for which there is insurance coverage the Employee shall be entitled to insurance coverage in accordance with the insurance policy executed by the Employer. The Employee is entitled to inspect the insurance policy at any time.

4.3	In case the Employee is prevented from his activity not due to his own fault and such case is not covered by insurance then the Employee shall receive his full base salary pursuant to Article 3.1. of this Agreement for a duration of three months. The same shall apply for waiting periods until insurance coverage is payable.

5.	Insurance

Employer shall effect for the benefit of Employee a personal accident and sickness insurance in accordance with the applicable rules in Switzerland

6.	Vacation

Employee is entitled to an annual vacation of 25 working days at full pay. The vacation period shall be agreed upon with the COO/CFO and with the other managers of Employer, if any. Urgent business interests of Employer shall be observed with priority.

7.	Accessory Activity

For any accessory activity as well as for any honorary position, including the assumption of a position in supervisory bodies of other companies, Employee requires the prior written approval of the Shareholders’ Meeting. Such approval may be revoked at any time, however taking into account any requirements as to the cessation of the assumed position. The employee is a supervisory board member in an Irish company and shall be allowed to remain in this position.

8.	Obligation to Secrecy

Employee shall keep strictly confidential vis-à-vis third parties any matters and information concerning Employer, or any company within the Group. This obligation to secrecy shall continue even after the termination of this Agreement in accordance with Article 321a Swiss Code of Obligations.

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9.	Restraint of Competition

9.1	Prohibition of competition

In view of the fact that Employee will in the course of his activity acquire a vast knowledge of commercial as well as technical details of significant importance to Employer with respect to its competitiveness, he shall be forbidden for the duration of this Agreement to assume any activity whatsoever in any enterprise competing with Employer or any other company within the Group, as a proprietor, associate, or employee, or to take a direct or indirect financial interest therein, or to render advice or promotion to it or to act as its agent or otherwise to conduct or procure business transactions on his own or someone else’s account without the prior written consent of the president of the board of directors of the Employer. However the employee is allowed to be a shareholder in quoted RFID companies including DIGA and Smartrac up to a maximum of total 5% of the total market capitalization of those companies respectively.

9.2	Non-solicitation

Employee agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following for the duration of this Agreement and for a period of 2 (two) years subsequent to its expiry or termination:

(i)	solicit any customer of Employer, the Group or any of their affiliates that did business with Employer, the Group or any of their affiliates during the preceding three years;

(ii)	solicit the employment or services of any person who at such time is employed by or a consultant to Employer, the Group.

10.	Penalties

For each case of violation of the secrecy obligation (Article 8) or the restraint of competition (Article 9) under this Agreement, Employee shall pay to Employer a contractual penalty amounting to 2 (two) monthly salaries pursuant to Article 3.1 of this Agreement.

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11.	Duration and Termination of Employment

11.1	This Agreement shall become valid as of 5 January 2009 and is concluded for an indefinite period of time.

11.2	This Agreement may be terminated by either party with a notice period of 3 months during the first year of employment. After the first year of employment the notice period shall be 6 months.

11.3	The right to termination of the Agreement for good cause (Kündigung aus wichtigem Grund) shall remain unaffected.

11.4	Any notices of termination pursuant to this Agreement shall be given in writing.

12.	Return of Documents and other Objects

Upon request, or unsolicited upon termination of this Agreement or release from activity prior to termination, Employee shall immediately return to Employer (i) all documents concerning Employer, or any other company within Group, or their matters, regardless to whom originally addressed, in particular records, notes, drafts, customer data, manuals, and advertising material, (ii) any copies thereof, be it electronic, on paper or on any other media, also if saved on private data carriers, and (iii) any other objects belonging to Employer, in particular keys to the premises of Employer, credit cards, telecommunication devices, office equipment, hardware, software, and data carrier. Employee shall certify in writing that he is not retaining any such documents, copies or objects. Employee shall have no right of retention with regard to such documents, copies or objects.

13.	Miscellaneous

13.1	This Agreement shall be governed by the Swiss law with the exclusion of Swiss private international law.

13.2	Amendments and modifications to this Agreement must be in writing. This shall also apply for this Article.

13.3	If any provision of this Agreement shall be fully or partly invalid or unenforceable the validity and enforceability of all other provisions shall not

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be affected. The invalid or unenforceable provision shall be substituted by a valid and enforceable provision that reflects as closest the economic intention of the Parties with the invalid or unenforceable provision.

This Agreement has been executed in two (2) identical copies, each party taking one.

Jongny, 5th January 2009	St. Gallen, 5th January 2009

Employer

/s/ John S. Rogers	/s/ Melvin Denton-Thompson
Employee	Melvin Denton-Thompson

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